UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 1, 2013

CENTRAL ENERGY PARTNERS LP

(Exact name of registrant as specified in its charter)

Delaware	000-50394	20-0153267
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8150 North Central Expressway Suite 1525 Dallas, Texas		75206
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (214) 360-7480

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.04. Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

On March 1, 2013, Regional Enterprises, Inc. (“Regional”), a wholly-owned subsidiary of Central Energy Partners LP (the “Registrant”), received a “Notice of Default, Demand for Payment and Reservation of Rights” (“March 1, 2013 Demand Notice”) from RB International Finance (USA) (“RBI”) in connection with the Loan Agreement dated as of July 26, 2007 (as amended, supplemented or otherwise modified from time to time, the “Loan Agreement ”) between Regional (as successor by assumption of obligations to the Registrant) and RBI.

The Loan Agreement relates to a $5,000,000 demand loan provided by RBI to the Registrant and certain affiliates in connection with its acquisition of Regional in July, 2007 (the “Loan”). The Loan was converted to a term loan in June 2009 in connection with the Sixth Amendment, Assumption of Obligations and Release Agreement between Regional, the Registrant and RBI (the “Sixth Amendment”), a copy of which was filed with the Form 8-K dated June 19, 2009. The Sixth Amendment provided for an increase in the principal amount of the note to $4,250,000 as the result of an “incremental loan” of $250,000, established a monthly amortization for the principal amount of the Loan, increased the annual interest rate to 8%, and extended the Maturity Date to April 30, 2012, among other terms and conditions. Regional assumed all obligations of the Registrant under the Loan and related collateral agreements upon execution of the Sixth Amendment. The Maturity Date of the Loan was extended to May 31, 2014 in connection with the Seventh Amendment to the Loan Agreement among the parties dated May 21, 2010, a copy of which was filed with the Form 8-K dated May 28, 2010. As previously reported by the Registrant on Form 8-K filed November 30, 2012, Regional and RBI entered into a “Limited Waiver and Ninth Amendment” (“Ninth Amendment”) to the Loan Agreement. The Ninth Amendment waived the defaults outstanding as set forth in the “Notice of Default, Demand for Payment and Reservation of Rights” delivered by RBI to Regional on October 4, 2012 (the “ Demand Notice ”), as previously reported by the Registrant on Form 8-K filed October 10, 2012 and additional defaults arising since the Demand Notice and the execution of the Ninth Amendment. The Ninth Amendment also amended certain other terms of the Loan Agreement.

For additional information regarding the Loan, please see the discussion set forth under “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operation – Debt Obligations” included in the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2011.

Under the terms of the Ninth Amendment, the maturity date of the RBI note (“RBI Note”) was changed from May 31, 2014 to March 31, 2013, the required monthly amortization payments were reduced to only require monthly amortization payments of $50,000 per month beginning January 31, 2013 and the applicable base margin rate as defined under the Loan Agreement increased from 4.0% to 8.0%. In addition, under the Ninth Amendment, Regional was required to deliver to RBI by January 13, 2013, a copy of an executed letter of intent (“Letter of Intent”) evidencing the intent of an investor (or investors) to provide sufficient financing to Regional to repay the balance of the outstanding obligations under the RBI Note by March 31, 2013 and deliver to RBI by February 12, 2013 evidence that the preparation of definitive legal documentation evidencing the transaction contemplated by the Letter of Intent had commenced. Regional made the January 31, 2013 monthly amortization payment and delivered to RBI the Letter of Intent and evidence that legal documentation evidencing the transaction contemplated by the Letter of Intent had commenced.

The March 1, 2013 Demand Notice was delivered as the result of Regional’s failure to pay the monthly principal payment in the amount of $50,000 due and payable on February 28, 2013 as prescribed under the Ninth Amendment and the continued default with respect to the non-payment of interest and principal due under the Loan Agreement which had been previously waived pursuant to the Ninth Amendment. The March 1, 2013 Demand Notice declares all Obligations (as defined in the Loan Agreement) immediately due and payable and demands immediate payment in full of all Obligations, including fees, expenses and other costs of RBI. The March 1, 2013 Demand Notice also (1) contemplates the initiation of foreclosure proceedings in respect of the property owned by Regional and covered by that certain Mortgage, Deed of Trust and Security Agreement dated as of July 26, 2007 and (2) demands immediate payment of all rents due upon the property pursuant to the terms of the Assignment of Leases and Rents dated July 26, 2006.

Under the terms of the Loan Agreement, upon an Event of Default, RBI, at its sole discretion, may declare all amounts owing in connection with the Loan Agreement immediately due and payable and take all actions prescribed under the Loan Agreement and the related security documents, as amended, including a foreclosure on the assets and common stock of Regional which are held as collateral for the Loan. As a result of an Event of Default, interest accrues at the Default Rate (as defined in the Loan Agreement), and is payable on demand. Currently the amount of principal owing under the Loan Agreement is $1,920,000 with interest due and owing of approximately $26,382 as of March 1, 2013.

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Regional does not currently have sufficient cash from operations to make the monthly principal or interest payments due. There is no assurance that the Regional will be able to close the transaction to refinance Regional as provided for in the Letter of Intent and repay RBI as described above or that that RBI will not pursue its rights to foreclose on the property and take all other assets of Regional in satisfaction of the Loan prior to the closing of the transaction of the transaction contemplated by the Letter of Intent.

Item 9.01. Financial Statements and Exhibits

Exhibit 10.102 – Notice of Default, Demand for Payment and Reservation of Rights dated March 1, 2012.

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INDEX TO EXHIBITS

Exhibit 10.102 –	Notice of Default, Demand for Payment and Reservation of Rights dated March 1, 2012.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Central Energy Partners LP

By:	Central Energy GP LLC, its General Partner

By:	/s/ Ian T. Bothwell,
Ian T. Bothwell,
Executive Vice President,
Chief Financial Officer and
Principal Accounting Officer

Dated: March 7, 2013

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